UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   Harrison           Paul                 W.
-----------------------------------------------------
   (Last)            (First)            (Middle)

  9040 Roswell Road, Suite 470
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                     (Street)

  Atlanta               Georgia         30350
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol

    HALIS, Inc. (HLIS)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   December 1997

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

    Chairman, CEO and President
   --------------------------------------------------


7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 12/17/  J4   4,318,200          (A) N/A        --                  (I)     Through Paul Harrison
                               97                                                                       Enterprises, Inc. ("PHE")
Common Stock                  9/30/  C4      90,000          (D) $1.00      --                  (I)     Through PHE
                               97
Common Stock                 12/29/  S4     500,000          (D) <F2>       8,908,200           (I)     <F1>
                               97
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options           $2.00    12/6/  A      350,000   A  Immed. 12/6/  Common Stock   350,  --        350,000   (D)  --
                                   96                               06                  000
Stock Options           $2.12     6/5/  A    2,700,000   A  Immed.  6/5/  Common Stock 2,700,  --      2,700,000   (D)  --
                                   97                               07                  000

___________________________________________________________________________________________________________________________________|

Explanation of Responses:

<F1>  5,000,000 shares held by Healthcare Technology Investments, LLC (f/k/a
      HALIS, LLC)("HTI"), and 3,908,200 shares held by Paul Harrison Enterprises, Inc. ("PHE"). Mr. Harrison beneficially owns all of the shares of HTI and PHE by virtue of his position as President of each of these entities, holding the power to vote such shares. Mr. Harrison, however, has a pecuniary interest of 46.46% in HTI and 46.42% in PHE. Accordingly, Mr. Harrison disclaims a pecuniary interest in 2,677,000 shares of HALIS, Inc. held by HTI and in 2,094,013 shares of HALIS, Inc. held by PHE.
<F2>  500,000 shares of the common stock of the Issuer were sold by PHE in exchange for 2,000,000 shares of the common stock of HealthWatch, Inc.

SIGNATURE OF REPORTING PERSON


/s/ Paul W. Harrison                               2/16/98
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Paul W. Harrison
Signature of Reporting Person                    Date